Exhibit 99.1

CONTACT:  Jeffrey Moran, 212.641.8720

jeffrey.moran@absolut.com

ABSOLUT COMPLETES ACQUISITION OF CRUZAN RUM

NEW YORK – March 22, 2006 – The Absolut Spirits Company, Incorporated (“ASCI”), a subsidiary of V&S Group, the Swedish-based international spirits and wine company, announced today that it has completed its acquisition of Cruzan International, Inc. (“Cruzan”) (AMEX: RUM). At a meeting of the stockholders of Cruzan on Friday, March 17, 2006, ASCI’s merger proposal was formally approved by Cruzan’s stockholders, and the merger was completed today.

Upon the completion of the merger, each issued and outstanding share of Cruzan common stock not owned by ASCI was converted into the right to receive $28.37 in cash. Details of the exchange procedures, including letters of transmittal, will be sent to Cruzan stockholders in the next week by the paying agent engaged by ASCI. In connection with the completion of the merger, Cruzan has delisted its common stock from The American Stock Exchange.

About Absolut Spirits Company

The Absolut Spirits Company, Incorporated, headquartered in New York, is a subsidiary of V&S Group, a leading producer and distributor of spirits and wines and one of the world’s ten largest international spirits companies. The product portfolio of V&S Group includes its own brands for local, regional and international sales, as well as agency products. V&S Group’s most important brand is ABSOLUT which is the world’s third largest international spirits brand.

About Cruzan

Cruzan International Inc., headquartered in West Palm Beach, Florida, is a major producer and supplier of rum, brandy and wine to the beverage alcohol industry. Cruzan also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

# # #

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Cruzan in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on January 11, 2006, and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Cruzan’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.